Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 5, 2021 in the Registration Statement (Form S-1) and related Prospectus of Century Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 28, 2021